For the fiscal period ended 9/30/97
File number: 811-6677


                         SUB-ITEM 77 I
               Terms of New or Amended Securities

     On February 18, 1997, the Board of Trustees authorized an amendment to the Fund's Declaration of Trust creating Class I shares, if necessary, which shall be offered without either a front-end or a back-end sales charge and without a distribution or service fee pursuant to Rule 12b-1 under the Investment Company
Act of 1940; and reallocating each Fund's existing classes of shares, as appropriate;